NEAH POWER SYSTEMS FILES PATENT FOR POWERCHIP
BATTERY

Pursuing grant funding for commercialization of battery technology

Bothell, WA (Feb 9, 2016) – Neah Power Systems, Inc. (OTCBB: NPWZ, NEAH POWER) an emerging leader in fuel cell-based power solutions and rechargeable lithium battery storage solutions for defense, commercial, and consumer applications, proudly announced that the Company has filed a patent to cover the unique elements of the battery technology. The battery to date has demonstrated industry leading performance, making it suitable for a range of applications from consumer products to grid scale storage. This battery patent, along with the rest of the Company Patent portfolio, is critical to the overall success of the Company, and in particular to the recently signed memorandum of understanding (MOU) with a large South Africa based entity.

Separately, the Company noted that it was submitting for U.S. Department of Energy funding with an internationally reputed national laboratory in the USA. The national laboratory, after extensive review of the technology under non-disclosure agreement with the Company, has agreed to pursue DOE funding with the Company. The grant submissions are due in mid February 2016.

About Neah Power Systems, Inc.

Neah Power’s core fuel cell solutions have a small form factor, recharge instantly, and operable in air and non-air environments, providing a longer life with lower total cost of ownership. The PowerChip® battery leverages the proven silicon architecture to build a rechargeable lithium battery that is demonstrating industry leading performance. Neah Power’s Solutions offerings include the patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. For more information please visit www.neahpower.com.

For more information, or customer enquiries, please contact

Neah Power Systems Inc. Contact:

David Schmidt

dschmidt@neahpower.com

425 424 3324 ext 105

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, “forward-looking statements,” which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and Neah Power does not undertake any responsibility to update any of these statements in the future. Please read Neah Power’s Form 10-K for the fiscal year ended September 30, 2015 and its Quarterly Reports on Form 10-Q for a discussion of such risks, uncertainties and other factors.